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                        [LETTERHEAD OF BROWN & WOOD LLP]

                                                                   July 18, 1996

CWMBS, Inc.
155 North Lake Avenue
Pasadena, California 91101

               Re: CWMBS, Inc.
                   Registration Statement on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement No. 33-84910 on Form S-3
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Ladies and Gentlemen:

     We have acted as counsel for CWMBS, Inc., a Delaware corporation (the 'Company'), in connection with the preparation of a registration statement on Form S-3 (the 'Registration Statement') relating to Mortgage Pass-Through Certificates (the 'Certificates'), issuable in series (each, a 'Series'). Pursuant to Rule 429 under the Securities Act of 1933, as amended (the '1933 Act'), the Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-84910 on Form S-3 under the 1933 Act. The Registration Statement is being filed with the Securities and Exchange Commission under the 1933 Act. As set forth in the Registration Statement, each Series of Certificates will be issued under and pursuant to the conditions of a separate pooling and servicing agreement (each a 'Pooling and Servicing Agreement') among the Company, a trustee and a master servicer to be identified in the prospectus supplement for such Series of Certificates (the 'Trustee' and the 'Master Servicer' for such Series, respectively.)

     We have examined copies of the Company's Certificate of Incorporation by Bylaws, the form of Pooling and Servicing Agreement previously filed as Exhibit
4.1 to the Registration Statement No. 33-84910, the forms of Certificates included in such Pooling and Servicing Agreement, the prospectus contained in the Registration Statement (the 'Prospectus'), and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

          1. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company, the Master Servicer, the Trustee and any other party thereto for such Series, such Pooling and Servicing Agreement will constitute a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally or by general equity principles.

          2. When a Series of Certificates has been duly authorized by all necessary action on the part of the Company (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and countersigned by the Trustee for such Series in accordance with the terms of the related Pooling and Servicing Agreement, and issued and delivered against payment therefor as contemplated in the Registration Statement, such Series of Certificates will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the related Pooling and Servicing Agreement.


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          3. The  information set  forth  in the  Prospectus under  the  caption
     'Certain   Federal  Income  Tax  Consequences,'   to  the  extent  that  it
     constitutes matters of law or legal conclusions, is correct.

     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the use of our name in the Prospectus under the captions 'Certain Federal Income Tax Consequences' and 'Legal Matters,' and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ BROWN & WOOD LLP

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